Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$690,700	$69.55

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-202524 Dated January 15, 2016

HSBC USA Inc. Trigger Autocallable Optimization Securities

$690,700 Securities Linked to the Russell 2000® Index due on January 22, 2021

Investment Description

These Trigger Autocallable Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of the Russell 2000® Index (the “Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. The Securities are designed for investors who believe that the Official Closing Level of the Index will remain flat or increase during the term of the Securities. If the Index closes at or above the Initial Level on any Observation Date (quarterly, after one year), HSBC will automatically call the Securities and pay you a Call Price equal to the Principal Amount per Security plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding. If by maturity the Securities have not been called, HSBC will either repay the full Principal Amount or, if the Index closes below the Trigger Level of 58% of the Initial Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Index from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose some or all of your Principal Amount. Generally, the higher the Call Return on a Security, the greater the risk of loss on that Security. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Call Return: HSBC will automatically call the Securities for a Call Price equal to the Principal Amount plus the applicable Call Return if the Official Closing Level of the Index on any Observation Date is equal to or greater than the Initial Level. The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for a loss at maturity.
❑	Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the Index does not close below the Trigger Level on the Final Valuation Date, HSBC will pay you the Principal Amount per Security at maturity. If the Index closes below the Trigger Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	January 15, 2016
Settlement Date	January 21, 2016
Observation Dates[1]	Quarterly, beginning January 25, 2017
Final Valuation Date[1]	January 15, 2021
Maturity Date[1]	January 22, 2021

1 See page 4 for additional details

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the Index, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF The principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-2 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to an offering of Securities Linked to the Russell 2000® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Index	Call Return Rate	Initial Level	Trigger Level	CUSIP	ISIN
Russell 2000® Index (“RTY”)	8.00% per annum	1,007.725	584.481, which is 58% of the Initial Level, rounded to three decimal places	40434K156	US40434K1566

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying Equity Index Underlying Supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is $9.51 per Security, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total	$690,700.00	$17,267.50	$673,432.50

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Index. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this pricing supplement and in “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

♦	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 5, 2015.

Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Index.

♦   You are willing to invest in the Securities based on the Trigger Level set forth on the cover page of this pricing supplement.

♦   You believe the Final Level will not be below the Trigger Level on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Securities are not called and the Final Level is below the Trigger Level on the Final Valuation Date.

♦   You understand and accept that you will not participate in any appreciation in the level of the Index and your potential return is limited to the applicable Call Return.

♦   You are willing to invest in the Securities based on the Call Return Rate indicated on the cover page.

♦   You believe the Index will remain flat or appreciate during the term of the Securities and the Official Closing Level of the Index will be equal to or greater than the Initial Level on at least one Observation Date, including the Final Valuation Date.

♦   You are willing to hold Securities that will be automatically called on the earliest Observation Date on which the Official Closing Level is equal to or greater than the Initial Level, or you are otherwise willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.

♦   You understand and accept the risks associated with the Index.

♦   You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦   You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Index.

♦   You are not willing to invest in the Securities based on the Trigger Level set forth on the cover page of this pricing supplement.

♦   You believe the Securities will not be called and the Final Level will be below the Trigger Level on the Final Valuation Date.

♦   You seek an investment that is designed to return your full Principal Amount at maturity.

♦   You seek an investment that participates in the full appreciation in the level of the Index or that has unlimited return potential.

♦   You are not willing to invest in the Securities based on the Call Return Rate indicated on the cover page.

♦   You are unable or unwilling to hold securities that will be automatically called on the earliest Observation Date on which the Official Closing Level is equal to or greater than the Initial Level, or you are otherwise unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦   You do not understand or accept the risks associated with the Index.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦   You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Index, see page 6 of this pricing supplement and page S-36 of the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Security (subject to a minimum investment of $1,000).
Term	5 years, unless earlier called.
Trade Date	January 15, 2016
Settlement Date	January 21, 2016
Final Valuation Date[1]	January 15, 2021, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes — Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date[1]	January 22, 2021, subject to adjustment in the event of a Market Disruption Event, as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Index	Russell 2000® Index (Ticker: RTY)
Call Feature	The Securities will be automatically called if the Official Closing Level of the Index on any Observation Date is equal to or greater than the Initial Level. If the Securities are called, HSBC will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.
Call Settlement Dates	With respect to the first sixteen Observation Dates, two business days following the applicable Observation Date unless otherwise indicated in the table below. For the Final Valuation Date, the Call Settlement Date will be the Maturity Date.
Call Price	The Call Price equals the Principal Amount per Security plus the applicable Call Return.
Call Return/Call Return Rate	The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding and will be based on the Call Return Rate of 8.00% per annum.

Observation Date[1]	Call Settlement Date[1]	Call Return	Call Price (per $10.00 Security)
January 25, 2017	January 27, 2017	8.00%	$10.800
April 18, 2017	April 20, 2017	10.00%	$11.000
July 17, 2017	July 19, 2017	12.00%	$11.200
October 16, 2017	October 18, 2017	14.00%	$11.400
January 16, 2018	January 18, 2017	16.00%	$11.600
April 16, 2018	April 18, 2018	18.00%	$11.800
July 16, 2018	July 18, 2018	20.00%	$12.000
October 15, 2018	October 17, 2018	22.00%	$12.200
January 15, 2019	January 17, 2019	24.00%	$12.400
April 15, 2019	April 17, 2019	26.00%	$12.600
July 15, 2019	July 17, 2019	28.00%	$12.800
October 15, 2019	October 17, 2019	30.00%	$13.000
January 15, 2020	January 17, 2020	32.00%	$13.200
April 15, 2020	April 17, 2020	34.00%	$13.400
July 15, 2020	July 17, 2020	36.00%	$13.600
October 15, 2020	October 19, 2020	38.00%	$13.800
Final Valuation Date (January 15, 2021)	Maturity Date (January 22, 2021)	40.00%	$14.000

1 The Observation Dates, including the Final Valuation Date and therefore the Call Settlement Dates and the Maturity Date, are subject to postponement if a Market Disruption Event occurs.

Investment Timeline

Payment at Maturity (per $10 Security) [2]

If the Securities are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Index is equal to or greater than the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Securities.

If the Final Level of the Index is below the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Index Return)

In this case, you will have a loss that is proportionate to the decline in the Final Level from the Initial Level and you will lose some or all of your Principal Amount.

Index Return	Final Level - Initial Level
Initial Level
Trigger Level	584.481, which is 58% of the Initial Level, rounded to three decimal places.
Initial Level	1,007.725, which was the Official Closing Level of the Index on the Trade Date.
Final Level	The Official Closing Level of the Index on the Final Valuation Date.
Official Closing Level	The Closing Level on any scheduled trading day will be the Closing Level of the Index on such scheduled trading day as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “RTY <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value was calculated on the Trade Date and is set forth on the cover page of this pricing supplement. See “Key Risks — The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose some or all of your principal amount.  Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities. If the Securities are not called, HSBC will only pay you the Principal Amount of your Securities in cash if the Final Level is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Securities are not called and the Final Level is less than the Trigger Level, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level from the Initial Level.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Index is above the Trigger Level.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less Than the Price to Public – The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 8 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	Reinvestment Risk – If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs. Because the Securities may be called as early as one year after issuance, you should be prepared in the event the Securities are called early.

♦	Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss – Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the Official Closing Level of the Index could be below the Trigger Level on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for that Security. However, while the Call Return Rate is a fixed amount, the Index’s volatility can change significantly over the term of the Securities. The level of the Index could fall sharply, which could result in a significant loss of principal.

♦	Limited Return on the Securities – The return potential of the Securities is limited to the applicable Call Return regardless of the appreciation of the Index. In addition, because the Call Return, and therefore the Call Price, increases the longer the Securities have been outstanding, the Call Price payable on earlier Call Settlement Dates is less than the Call Price payable on later Call Settlement Dates. Your Securities could be called as early as the first quarterly Observation Date and your return would therefore be less than if the Securities were called on a later date. If the Securities are not called, you may be exposed to the decline in the Official Closing Level of the Index even though you were not able to participate in any appreciation in the Official Closing Level of the Index. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in the Index.

♦	No Assurances of a Flat or Bullish Environment – While the Securities are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment if the Securities are not called.

♦	No Interest Payments – As a holder of the Securities, you will not receive interest payments.

♦	Owning the Securities Is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Index would have. The Index is a price return index, and the Index Return excludes any cash dividend payments paid on its component stocks.

♦	The Securities Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Securities and could lose your entire investment.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than such purchase price.

♦	Small-Capitalization Risk – The Index tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the Index to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

♦	Changes Affecting the Index – The policies of the Index’s sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of the Index. The policies of the sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in the Index, which could affect the price of such stocks or the level of the Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity or the payment on a Call Settlement Date based on observed levels of the Index in the market. The Calculation Agent can postpone the determination of the Official Closing Level on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Index or the level of the Index, and therefore, the market value of the Securities.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividends paid on the securities included in the Index; the time remaining to the maturity of the Securities; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of our or their respective affiliates in the stocks included in the Index, or in futures, options, exchange-traded funds or other derivative products on those stocks or relating to the Index, may adversely affect the level of the Index, and, therefore, the market value of the Securities.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” on page 10 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level or the Official Closing Level on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions:

Investment Term:	5 years (unless earlier called)
Hypothetical Initial Level[1]:	100
Hypothetical Trigger Level[1]:	58.00 (58.00% of the hypothetical Initial Level)

Call Returns and Call Prices on Observation Dates:

Observation Dates	Call Return	Call Price
January 25, 2017	8.00%	$10.800
April 18, 2017	10.00%	$11.000
July 17, 2017	12.00%	$11.200
October 16, 2017	14.00%	$11.400
January 16, 2018	16.00%	$11.600
April 16, 2018	18.00%	$11.800
July 16, 2018	20.00%	$12.000
October 15, 2018	22.00%	$12.200
January 15, 2019	24.00%	$12.400
April 15, 2019	26.00%	$12.600
July 15, 2019	28.00%	$12.800
October 15, 2019	30.00%	$13.000
January 15, 2020	32.00%	$13.200
April 15, 2020	34.00%	$13.400
July 15, 2020	36.00%	$13.600
October 15, 2020	38.00%	$13.800
Final Valuation Date (January 15, 2021)	40.00%	$14.000

1 The actual Initial Level and Trigger Level are set forth on the cover page of this pricing supplement.

Example 1—The Index closes at 110.00 on the first Observation Date – the Securities are called.

Because the Official Closing Level of the Index on the first Observation Date is at or above the Initial Level, the Securities are automatically called at the applicable Call Price of $10.80 per Security, representing an 8.00% return on the Securities. As long as the Index closes at or above the Initial Level on any of the seventeen Observation Dates, HSBC will pay you the applicable Call Price.

Example 2— The Index closes below the Initial Level on each of the first sixteen Observation Dates and closes at 120.00 on the Final Valuation Date – the Securities are called.

Because (i) the Official Closing Level of the Index on the first sixteen Observation Dates is below the Initial Level and (ii) the Official Closing Level of the Index on the final Observation Date, (which is also the Final Valuation Date) is at or above the Initial Level, the Securities are automatically called at the applicable Call Price of $14.00 per Security, representing a 40.00% return on the Securities.

Example 3— The Index closes below the Initial Level on all seventeen Observation Dates and closes at 90.00 on the Final Valuation Date – the Securities are NOT called.

Because the Official Closing Level of the Index on all seventeen Observation Dates is below the Initial Level, the Securities are not automatically called. Furthermore, because the Final Level is not below the Trigger Level on the Final Valuation Date, HSBC will pay you the Principal Amount at maturity of $10.00 per Security (a return of zero percent).

Example 4— The Index closes below the Initial Level on all seventeen Observation Dates. In addition, the Index closes at 40.00 on the Final Valuation Date – the Securities are NOT called.

Because the Official Closing Level of the Index on all seventeen Observation Dates is below the Initial Level, the Securities are not automatically called. Furthermore, because the Final Level is below the Trigger Level on the Final Valuation Date, your principal is fully exposed to any decrease in the Final Level relative to the Initial Level. Therefore you will suffer a loss on the Securities of 60.00%. Expressed as a formula:

Index Return = (40.00 – 100.00) / 100.00 = -60.00%

Payment at Maturity = $10 × (1 + -60%) = $4.00

In this example, you would lose some of your Principal Amount at maturity.

If the Final Level is below the Trigger Level on the Final Valuation Date, you are fully exposed to the negative Index Return resulting in a loss of some or all of your principal that is proportionate to the decrease in the Official Closing Level from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as long-term capital gain or loss, provided you have held the Security for more than one year at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

HSBC will not attempt to ascertain whether any of the entities whose stock is included in the Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Securities issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale or redemption of the Securities will only apply to payments made after December 31, 2018.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

RUSSELL 2000® INDEX (“RTY”)

Description of the Index

The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The top 5 industry groups by market capitalization as of December 31, 2015 were: Financial Services, Health Care, Consumer Discretionary, Technology and Producer Durables.

For more information about the Index, see “The Russell 2000® Index” on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Index

The following graph sets forth the historical performance of the Index based on the daily historical closing levels from January 1, 2008 to January 15, 2016, as reported on the Bloomberg Professional® service. The dotted line represents a Trigger Level equal to 58.00% of the Official Closing Level on January 15, 2016. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

The Official Closing Level of the RTY on January 15, 2016 was 1,007.725.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Index Return and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover page of this pricing supplement.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.